Exhibit 10.1

Portions herein identified by [***] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is entered into as of the 3rd day of November, 2006, by and among Baxter Healthcare S.A., a Swiss corporation having offices at Hertistrasse 2, CH-8304, Wallisen, Switzerland, Baxter International, Inc., a Delaware corporation, having offices at One Baxter Parkway, Deerfield, IL 60015 and Baxter Oncology GmbH, a German corporation having offices at Kantstrasse 2, 33790 Halle/Westfalen (“Baxter Oncology”), (collectively, the “Sellers”) on the one hand, and Ziopharm Oncology, Inc. a Delaware corporation having offices at 1180 Avenue of the Americas, Suite 1920, New York, NY 10036 (the “Buyer”) on the other hand.

Whereas, the Sellers are engaged in the research, development and manufacturing of pharmaceutical agents and, in particular, the Indibulin molecule, as part of its Indibulin Project (defined below);

Whereas, the Sellers own certain assets, including patents, contracts and regulatory submissions, and other related assets relating to the Indibulin Project, and Baxter Oncology owns inventory of Indibulin; and

Whereas, the Sellers desire to sell or otherwise transfer such assets to the Buyer, and the Buyer wishes to purchase such assets from the Sellers.

Now, therefore, in consideration of the promises and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1  Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Action” means any claim, action, suit, arbitration, mediation, inquiry, proceeding or investigation by or before any Governmental Authority (or arbitrator or mediator, as the case may be), whether at law or in equity.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management and policies (whether through ownership of securities, partnership or other ownership interests.

“Agreement” or “this Agreement” means this Asset Purchase Agreement dated the date hereof between the Buyer and the Sellers, as amended, modified or supplemented from time to time in accordance with the provisions hereof.

“Applicable Permits” has the meaning set forth in the Purchased Assets definition of Section 1.1 of this Agreement.

“Assumed Liabilities” has the meaning set forth in Section 2.10 of this Agreement.

“Buyer” has the meaning specified in the recitals to this Agreement.

“Closing” has the meaning specified in Section 2.7 of this Agreement.

“Closing Date” has the meaning specified in Section 2.7 of this Agreement.

“Composite Product” shall mean a product combination encompassing one or more Product(s) and one or more separate products, wherein the Composite Product is sold as a complete package for purposes of selling the one or more Product(s).

“Contracts” means those written contracts, agreements and assignments listed on Exhibit D.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“CTA” shall mean the European EMEA equivalent of an IND.

“Damages” has the meaning specified in Section 6.2 of this Agreement.

“EMEA” means European Agency for the Evaluation of Medicinal Products, or any successor agency thereto.

“Encumbrance” shall mean any security interest, pledge, mortgage, lien (including environmental and Tax liens), license, charge, conditional sale agreement, right of first refusal, option or other encumbrance.

“Excluded Assets” means any of the following:

(i)  any software intellectual property associated with the Indibulin Project;

(ii)  any asset, document or record, tangible or intangible, utilized by Sellers or its Affiliates in multiple product lines or businesses and not exclusive to the Indibulin Project;

(iii)  any logo or trade name that includes or incorporates the name Baxter;

(iv)  the intellectual property licensed to the Buyer under the NanoSuspension License Agreement, including without limitation intellectual property associated with nanoparticulate or microparticulate formulations of Indibulin and Indibulin related compounds.

(v)  Any intellectual property associated with the manufacture of nanoparticulate or microparticulate formulations of Indibulin and Indibulin related compounds including, but not limited to, Indibulin-related Nanosuspensions; and

“Excluded Liabilities” has the meaning specified in Section 2.9 of this Agreement.

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“German Inventor’s Payment” shall mean the payment to be made by the Sellers to all inventors of the Patents that are subject to the German Inventor Remuneration Law (Arbeitnehmererfindergesetz (ArbErfG)), in order to settle and satisfy such law’s requirements.

“Good Practices” means compliance with the applicable requirements contained in regulations promulgated by the EMEA and comparable international standards.

“Governmental Authority” means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral body.

“Indemnified Party” means the party entitled or seeking rights to indemnification under Article VI.

“Indemnifying Party” means the party from whom indemnification is sought by the Indemnified Party under Article VI.

“Indibulin” shall mean all dosage forms, formulations, strengths, package sizes and types of pharmaceutical products containing N-(Pyridin-4-yl)-[1-(4-chlorobenzyl)-indol-3-yl]-glyoxylic acid amide, also known by its project code as “D-24851,” a structure of which is shown in Exhibit A, excluding any nanoparticulate or microparticulate formulations subject to the NanoSuspension License Agreement or the manufacture thereof.

“Indibulin Project” shall mean and include (a) the research, product development, formulation, manufacturing, and clinical development of Indibulin and (b) the research, product development, formulation and clinical development (but not the manufacturing) of Indibulin-related NanoSuspension, being conducted by or on behalf of the Sellers.

“Indibulin-related NanoSuspension” shall mean shall mean a compound as claimed in claim 1 of U.S. Patent Application No. 11/266,518, filed on November 3, 2005, formulated as particles and, optionally, suspended in a composition.

“Initial Asset Payment” has the meaning specified in Section 2.2 of this Agreement.

“Initial Payment” has the meaning specified in Section 2.11 of this Agreement.

“Intangible Property Rights” has the meaning set forth in the Purchased Assets definition of this Section 1.1.

“Inventory” shall mean the inventories of Indibulin capsules and powder set forth on Exhibit B.

“Inventory Payment” has the meaning set forth in Section 2.11.

“Issued Patent” shall mean U.S. Patent No. 6,344,467.

“Licensed Assets” shall mean the Non-Exclusive Intangible Property Rights and the Licensed Patents and the Intangible Property Rights (as such terms are defined in the NanoSuspension License Agreement).

“Marketing Approval” shall mean regulatory approval of the marketing of a Product by the FDA or the EMEA.

“NanoSuspension License Agreement” shall mean the license agreement entered into by the parties on the date hereof with respect to the Sellers’ NanoSuspension technology.

“Net Sales” shall mean the total amount invoiced in U.S. dollars (or, if in another currency, as converted by the Buyer in accordance with Section 2.5(f)) by the Buyer or its subsidiaries, Affiliates, licensees or licensees’ sublicensees for the sale of any Product after deducting the following costs, provided and to the extent such costs are attributable to such sale of the Product in accordance with U.S. generally accepted accounting principles as consistently applied by the Buyer and are actually borne by or on behalf of the Buyer or its subsidiaries, Affiliates, licensees or licensees’ sublicensees: (i) invoiced freight, shipping and shipping insurance charges, (ii) discounts allowed and taken, in amounts customary in the trade, (iii) taxes, including sales, use, turnover, excise, import and other taxes or duties, separately billed or invoiced and borne by or on behalf of the Buyer or its subsidiaries, Affiliates, licensees or licensees’ sublicensees, imposed by a Governmental Authority on the production, sale, use or transfer of the Product, (iv) amounts repaid or credited by reason of rejection or return of any previously sold Products and uncollectible portions of invoiced amounts with respect to any previously sold Products and (v) rebates, chargebacks, retroactive price reductions, allowances and fees paid or credited to customers wholesalers, distributors, Third Party payors, governmental agencies, administrators and contractees with respect to Products sold.

If a Product is sold as part of a Composite Product, then Net Sales for such Composite Product will be adjusted by multiplying (x) actual Net Sales of the Composite Product for the calendar quarter in the country in which the Composite Product is being sold by (y) the fraction A/(A+B) where A is the average invoice price of the Product in such country during such period, if sold separately (i.e., without one or more products), and B is the average invoice price of the other products in the Composite Product in such country during such period, if sold separately. If in a given country A and/or B are not sold separately, the related value of the Product and the other products in the Composite Product shall be determined based on a good faith estimate by the Buyer based upon the respective fair market values of the Product as if it were sold separately and the other product(s) as if they were sold separately, which good faith estimate shall be subject to approval by the Sellers, which approval shall not be unreasonably withheld. In the event the parties cannot agree on a fair market value of the Product relative to Composite Product sales, upon the request of any one of the parties, the parties shall submit the valuation matter to a mutually agreed to, independent consultant. The parties shall accept the fair market value as determined by the independent consultant. No sales shall result from any transfer between the Buyer or any of its subsidiaries, Affiliates, licensees or licensees’ sublicensees for resale, but shall result from the resale by the subsidiary, Affiliate, licensee or licensees’ sublicensees.

“Non-Exclusive Intangible Property Rights” shall mean intangible property rights (other than the Patents) to the extent that such intangible property rights primarily relate to, but do not relate exclusively to, Indibulin or the Indibulin Project (with respect to Indibulin), whether or not patentable, including but not limited to inventions, discoveries, trade secrets, technical information, master formulations, master processes used for manufacturing Indibulin, know-how, copyrights and other confidential business information.

“Order” means any order, writ, judgment, injunction, decree, demand letter, stipulation, determination or award issued or entered by or agreed to with any Governmental Authority.

“Patents” shall mean all U.S. and foreign patents, provisional and non-provisional patent applications and invention records listed on Exhibit C and (i) any coninuations, continuations-in-part, divisionals and reissue patent applications and resulting patents, derived from such prior filed patent and patent applications, and any foreign counterparts and any issued patents therof and (ii) any patent applications, filed patents and any continuations, continuations-in-part, divisionals and reissue patent applications and resulting patents and any foreign counterparts and any issued patents thereof embraced by the disclosures in such invention records.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity.

“Product” shall mean any product the manufacture, use, sale, offer for sale or importation of which falls within the scope of a Valid Claim.

“Purchased Assets” means the following assets, rights and claims of the Sellers acquired for, used in, held for use in, relating to or arising from the conduct of the Indibulin Project:

(a)       all Patents;

(b)  all Inventory;

(c)  all regulatory approvals, registrations and related materials exclusively relating to Indibulin, Indibulin-related NanoSuspension (other than with respect to manufacturing) or the Indibulin Project;

(d)  the Contracts;

(e)  intangible property rights (other than the Patents) to the extent that such intangible property rights relate exclusively to Indibulin or the Indibulin Project (with respect to Indibulin) whether or not patentable including but not limited to, inventions, discoveries, trade secrets, technical information, master formulations, master processes used for manufacturing Indibulin, know-how, copyrights and other confidential business information (collectively, the “Intangible Property Rights”);

(f)  all warranties and guarantees and other similar contractual rights made by third parties in favor of the Sellers with respect to Indibulin, or the Indibulin Project;

(g)  copies of all supplier lists, marketing studies, consultant reports, physician databases, and correspondence (excluding invoices) with respect to Indibulin, Indibulin-related NanoSuspension (other than with respect to manufacturing) or the Indibulin Project to the extent maintained by the Sellers, and all complaint files and adverse event files with respect to Indibulin, Indibulin-related NanoSuspension (other than with respect to manufacturing) or the Indibulin Project;

(h)  all permits, licenses, franchises or authorizations from any Governmental Authority that are material to the Indibulin Project (collectively, the “Applicable Permits”); and

(i)  the Scientific Data or, to the extent not owned by the Sellers, any rights of access that the Sellers have to the Scientific Data.

provided, however, that the definition of Purchased Assets shall not include any assets specifically identified in the definition of Excluded Assets.

“Scientific Data” shall have the meaning set forth in Section 3.14.

“Sellers” shall mean, jointly and severally, Baxter Healthcare S.A., Baxter International Inc. and Baxter Oncology.

“Specifications” has the meaning set forth in Section 3.15 of this Agreement.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on or with respect to income, franchises windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.

“Third Party” shall mean any Person that is not a party hereto or an Affiliate of such party and in addition, in the case of the Buyer, a licensee of the Buyer or sublicensee of a licensee of the Buyer of the Purchased Assets or Licensed Assets.

“Transaction Documents” means this Agreement, the NanoSuspension License Agreement and any other certificate, instrument, report or other document delivered pursuant to this Agreement or the NanoSuspension License Agreement.

“Valid Claim” means a claim of an issued and unexpired patent within the Patents that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) rendered unenforceable through written disclaimer, (iii) lapsed or abandoned for failure to pay maintenance fees with no further remedy available to reinstate, or (iv) lost through an interference proceeding.

ARTICLE II

PURCHASE AND SALE OF THE PURCHASED ASSETS

2.1  Transfer of Purchased Assets to the Buyer. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Sellers shall sell, transfer, convey and assign to the Buyer, and the Buyer shall purchase from the Sellers, all of the Sellers’ right, title and interest in, to or arising from the Purchased Assets, free and clear of all Encumbrances.

2.2  Initial Asset Payment. In consideration for the sale of the Purchased Assets (other than the Inventory), and the license granted under Section 2.12 to the Buyer, the Buyer shall pay to the Sellers a payment of One Million One Hundred Twenty-Five Thousand Dollars ($1,125,000) (the “Initial Asset Payment”). The Buyer shall deliver the Initial Asset Payment in the form of a cash payment by wire transfer, at Closing, in immediately available funds, to such account designated by the Sellers in writing.

2.3  Diligence Payment. In further consideration for the sale of the Purchased Assets and the license granted under Section 2.12 to the Buyer, the Buyer shall pay to the Sellers [**********] United States dollars ($[**********]) on the sixth anniversary of the Closing Date and on each anniversary thereafter with the last such payment due on such anniversary in 2017; provided, however that no such payment shall be due at any time after there ceases to be any Valid Claims under the Issued Patent except if the Issued Patent ceases to have Valid Claims due to the abandonment of the Valid Claims in accordance with clause (iii) of the definition of Valid Claims.

2.4  Milestone Payments. (a) In further consideration for the sale of the Purchased Assets to the Buyer, the Buyer shall pay to the Sellers the following milestone payments:

(i)
Six Hundred Twenty-Five Thousand Dollars ($625,000) within thirty (30) days of the first effectiveness of an IND submitted to the FDA or a CTA submitted to the EMEA permitting the Buyer to initiate human clinical trials of Indibulin or Product in the United States or Europe, whichever comes first;

(ii)	[**********] Dollars ($[**********]) within thirty (30) days of the date of [********************];

(iii)	[**********] Dollars ($[**********]) within thirty (30) days of the date of [********************]; and

(iv)	[**********] Dollars ($[**********]) within thirty (30) days of the date of [********************].

(b)  For the avoidance of doubt, the term “Buyer” in each occurrence of Sections 2.4(i)-(iv) shall mean “Buyer, its subsidiaries, Affiliates, licensees or licensees’ sublicensees.”

2.5  Sales-Based Contingent Payments.

(a)  In further consideration for the sale of the Purchased Assets to the Buyer, the Buyer shall pay, or cause to be paid to, the Sellers the following amounts based on Net Sales of Products:

(i)	[*****] percent ([*****]%) of worldwide calendar year annual Net Sales less than [**********] Dollars ($[**********]);

(ii)	[*****] percent ([*****]%) of worldwide calendar year annual Net Sales from [**********] Dollars ($[**********]) up to [**********] Dollars ($[**********]); and

(iii)	[*****] percent ([*****]%) of worldwide calendar year annual Net Sales in excess of [*********] U.S. Dollars ($[*********]).

With respect to each Product, sales-based contingent payments will be payable on a country-by-country basis, so long as the making, using or selling of the Product was covered by a Valid Claim in the country at the time in which such Product was made, used or sold.

(b)	Reports, Audit and Payment Schedule.

(i)	The Buyer shall keep and maintain detailed records of all sales of Product worldwide;

(ii)
The Buyer shall make quarterly payments to the Sellers within forty-five (45) days of the close of each calendar quarter (March 31, June 30, September 30 and December 31) based on Net Sales in such quarter, and shall additionally provide, together with such payment, a sales report detailing the Net Sales of Products sold per country and the calculation of the amount owed pursuant to Section 2.5(a); and

(iii)
The Sellers shall have the right annually, at the Sellers’ expense, to audit the Buyer’s records, or the Buyer’s subsidiaries, Affiliates, licensees or licensees’ sublicensees, as the case may be, in order to verify the calculation of Net Sales of Products. The Buyer shall reasonably cooperate with the Sellers to provide Buyer access to such records; provided that:

(A)  Such audit shall be conducted by the Sellers’ independent auditors;

(B)  Such audit shall be conducted during normal business hours, upon reasonable advance notice and in a manner that does not cause unreasonable disruption to the conduct of the business of the Buyer its subsidiaries, Affiliates, licensees or licensee’s sublicensees;

(C)  the Sellers shall treat all information reviewed or learned of in the course of such audit in accordance with Section 7.14; and

(D)  prior to such audit, the Sellers shall cause its auditors to enter into a reasonably acceptable confidentiality agreement with the Buyer obligating such auditors to maintain all financial statements.

(c)	No Multiple Payments. For payments pursuant to Section 2.5(a), only one payment shall be paid for each Product sold, regardless of the number of Patents or claims thereof that cover such Product.

(d)
Sales-Based Contingent Payment Reduction. In the event Buyer or its subsidiaries, Affiliates or licensees licenses Third Party patent rights in order to have freedom to make, have made or sell Indibulin without infringing such patent rights, the Buyer shall be allowed to deduct from the sales-based contingent payments due pursuant to Section 2.5(a), fifty percent (50%) of any royalties or any other license fees paid or incurred in connection with such licensor up to a maximum of fifty percent (50%) of the sales-based contingent payments due pursuant to Section 2.5(a) (with any amount not deducted due to such deduction limitation carried forward to subsequent calendar quarters for deduction, but subject to the fifty percent (50%) maximum deduction limitation provided by this Section 2.5(d) for such subsequent calendar quarters).

(e)
Sales-Based Contingent Payment Credits. The Buyer shall be allowed to deduct from the sales-based contingent payments due to the Sellers under Section 2.5(a) any payments made by it to the Sellers pursuant to Section 2.3.

(f)
Currency Exchange. In the event sales are invoiced in a currency other than United States dollars, Net Sales shall be calculated in the following manner: cumulative non-United States dollars sales invoiced by month shall be converted to United States dollars by multiplying or dividing, whichever is applicable, this amount by the simple average of the daily NY close rates for each day in the month as published by Bloomberg, Reuters or some other generally accepted source for publishing NY close foreign currency rates. The rate source shall be reviewed with the Sellers prior to commencing payment of the sales-based contingent payments to the Sellers

(g)
Withholding Taxes. The Buyer may withhold taxes in the event that revenue authorities in any country require the withholding of taxes on amounts paid hereunder to the Sellers. The Buyer will deduct such taxes from such payment and such taxes will be paid by the Buyer to the proper taxing authority on behalf of the Sellers. In the event such taxing authority routinely provides a tax receipt upon payment, the Buyer will procure such tax receipt and forward it to the Sellers. The Buyer agrees to assist the Sellers in claiming exemption from such deductions or withholdings under any applicable double taxation or similar agreement or treaty.

(h)
Value Added Tax. The Buyer shall pay to the relevant Governmental Authority, any value added tax (“VAT”) accruing to any payment by Buyer to Sellers hereunder, and shall be permitted to deduct such amount from such payment to Sellers. Buyer shall cooperate with Sellers in Sellers recovery of such VAT.

2.6  Employment of the Sellers’ Employees. The Buyer shall assume no liability in connection with any employee of the Sellers. No portion of the assets of any employee benefit plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by either of the Sellers (and no amount attributable to any such plan, fund, program or arrangement) shall be transferred to the Buyer, and the Buyer shall not be required to continue any such plan, fund, program or arrangement after the Closing Date.

2.7  Closing. The closing of the transaction contemplated by this Agreement (the “Closing”) shall take place at the offices of the Sellers, Deerfield, Illinois, concurrently with the execution of this Agreement (the “Closing Date”). At the Closing, subject to the terms and conditions hereof:

(a)  the Sellers shall:

(i)  execute and deliver, or cause to be executed and delivered, to the Buyer, a Bill of Sale, an Assignment and Assumption Agreement, an assignment of Patents, and the NanoSuspension License Agreement;

(ii)  deliver to the Buyer copies of the notices to regulatory authorities or otherwise set forth on Exhibit E; and

(iii)     deliver to the Buyer such other documents and instruments as may be reasonably necessary to effect or evidence the transactions contemplated by this Agreement and by the other Transaction Documents, including such documents necessary to record the assignment of the Patents.

(b)  the Buyer shall:

(i)  pay to the Sellers the Initial Asset Payment in full by wire transfer of immediately available funds directly to the bank account designated by the Sellers;

(ii)  execute and deliver to the Sellers the Bill of Sale, the Assignment and Assumption Agreement and the NanoSuspension License Agreement; and

(iii)     deliver to the Sellers such other documents and instruments as may be reasonably necessary to effect or evidence the transactions contemplated by this Agreement and other Transaction Documents.

2.8  Title; Risk of Loss. Legal title and risk of loss with respect to the Purchased Assets other than the Inventory shall not pass to the Buyer (or its designated affiliate) until such Purchased Assets are transferred at Closing. Legal title and risk of loss with respect to the Inventory shall not pass to the Buyer (or its designated affiliate) until the Inventory is delivered at the location provided in Section 2.11 below.

2.9  No General Assumption of Pre-Closing Liabilities. The Buyer shall not be the successor to the Sellers. Except as expressly set forth in Section 2.10, and for those matters as to which the Buyer has agreed to indemnify the Sellers under Section 6.2(b), the Buyer does not and shall not assume, and shall not be liable or responsible for, any debt, obligation or liability of the Sellers or any of the Sellers’ Affiliates that is in any way related to Indibulin, NanoSuspension-related Indibulin, the Indibulin Project, the Purchased Assets, the Licensed Assets or otherwise, including any debt, liability or obligation of any kind, whether known or unknown, contingent, absolute, liquidated or unliquidated, due or to become due or otherwise all of which are retained by the Sellers (the “Excluded Liabilities”), including without limitation the following Excluded Liabilities:

(a)  Any product liability or similar claim for injury to person or property, regardless of when made or asserted in connection with the use of Indibulin or Indibulin-related NanoSuspension prior to the Closing Date, including any Third Party claim seeking recovery for consequential damages, lost revenue or income, but excluding any Third Party liability or claim made or asserted in connection with (i) the treatment of any Person or property after the Closing Date or (ii) any use of Indibulin, Indibulin-related NanoSuspension, the Purchased Assets or the Licensed Assets after the Closing Date, including any claim seeking recovery for consequential damages, lost revenue or income;

(b)  Any federal, state or local income or other Tax (i) payable with respect to the assets, properties or operations of the Sellers for any period prior to the Closing Date, or (ii) incident to or arising as a consequence of the negotiation or consummation by the Sellers of this Agreement and the transactions contemplated hereby (except that the Buyer shall be responsible for any transfer, sales, use or similar tax payable as a result of the consummation of the transactions contemplated hereby);

(c)  Any liability or obligation arising prior to or as a result of the Closing to any employees, agents or independent contractor of the Sellers, whether or not employed by the Buyer after the Closing, or under any benefit arrangement with respect thereto; and

(d)  Any liability or obligation relating to or arising from litigation or any other disputes with third parties, if any, pending at the Closing or, to the knowledge of the Sellers, threatened, on or prior to the Closing Date.

2.10  Assumption of Post-Closing Liabilities under Contracts and Product Liability Claims. At Closing the Buyer shall (a) assume all liability or obligations of the Sellers that are required to be paid, performed or discharged under the Contracts after the Closing Date other than liabilities and obligations that were otherwise required to have been paid, performed or discharged on or before the Closing (the “Assumed Liabilities”); and (b) be responsible for those matters as to which the Buyer has agreed to indemnify the Seller Indemnified Parties (as defined below) pursuant to Section 6.2(b)(iii).

2.11  Inventory. Within thirty (30) days of the Closing, the Sellers shall transfer and convey to the Buyer the Inventory, which shall be delivered to Fisher Clinical Scientific at an address to be provided by the Buyer. The delivered Inventory shall be accompanied by a certificate of analysis certifying that the delivered Inventory is in conformance with the Specifications. In consideration for the transfer and conveyance of the Inventory to the Buyer, the Buyer shall pay to Baxter Oncology a payment of One Hundred Thousand Dollars ($100,000) (the “Inventory Payment” and together with the Initial Asset Payment, the “Initial Payment”). The Buyer shall deliver the Inventory Payment in the form of a cash payment by wire transfer, in immediately available funds, to such account designated by Baxter Oncology in writing, within seven (7) days of the receipt by the Buyer of the Inventory and the certificate of analysis with respect to the Inventory.

2.12  Non-Exclusive Intangible Property Rights. Sellers hereby grant to Buyer a worldwide, non-royalty bearing, exclusive right and license, with the right to grant sublicenses, under the Non-Exclusive Intangible Property Rights to use, market, sell, make, offer to sell and manufacture Indibulin.

2.13  Further Assurances. From time to time after the Closing, at the reasonable request of the Buyer and without further consideration, the Sellers shall execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such actions as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer’s rights to, title in and ownership of, the Purchased Assets and to place the Buyer in actual possession and operating control thereof.

2.14  Payment Instructions. Buyer shall make payments to Sellers hereunder in accordance with Sellers’ written instructions, which Sellers’ may amend from time to time, pursuant to the notice provision of Section 7.11.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As an inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Sellers hereby jointly and severally represent and warrant to the Buyer as follows:

3.1  Organization and Qualification. Baxter Healthcare S.A. is a corporation duly incorporated, validly existing and in good standing under the laws of Switzerland, and Baxter International, Inc. is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Each is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or leasing of its assets or properties requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not prevent or materially delay the ability of the Sellers to perform their obligations hereunder or to consummate the transactions contemplated hereby.

3.2  Corporate Power and Authority; Validity. Each of the Sellers has the corporate power and authority to own, operate and hold its respective assets and properties. Each of the Sellers has the corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance by each Seller of this Agreement and such other Transaction Documents and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized and approved by the Sellers. This Agreement and each of the other Transaction Documents to be executed and delivered by the Sellers have been duly executed and delivered by the Sellers. This Agreement and each such other Transaction Document constitutes the legal, valid and binding obligation of the Sellers enforceable against the Sellers in accordance with their respective terms.

3.3  No Conflict. Neither the execution and delivery by the Sellers of this Agreement and the other Transaction Documents to which they are parties, the consummation by the Sellers of the transactions contemplated hereby or thereby, nor the performance by the Sellers of this Agreement and such other Transaction Documents in compliance with the terms and conditions hereof and thereof, will (i) violate, conflict with or result in any breach of the Certificate of Incorporation, bylaws, or equivalent governing documents of each Seller, (ii) require by or on behalf of a Seller any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, (iii) violate, conflict with or result in a breach, default or termination (or give rise to any right of termination, cancellation or acceleration of the maturity of any of the obligations of the Sellers or increase or otherwise affect the obligations of the Sellers) or require any notice or consent or waiver under any law, rule, regulation or any governmental permit, license or Order or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument or obligation to which a Seller is a party or by which a Seller or any of the Purchased Assets or Licensed Assets are bound or affected or (iv) result in the creation of any Encumbrance upon any of the Purchased Assets or Licensed Assets.

3.4  Litigation. There is no Action pending or, to the knowledge of the Sellers, threatened or otherwise pending against either of the Sellers related to Indibulin, Indibulin-related NanoSuspension, the Indibulin Project, the Purchased Assets, the Licensed Assets or the transactions contemplated by the Transaction Documents. There are no outstanding Orders prohibiting the transactions contemplated hereby. There is no Action by either of the Sellers pending, threatened or contemplated by a Seller against others with respect to or relating in any way to Indibulin, Indibulin-related NanoSuspension, the Indibulin Project, the Purchased Assets or the Licensed Assets.

3.5  Title to Purchased Assets. The Sellers are the sole and exclusive legal and equitable owner of all right, title and interest in, and have good and marketable title to, the Purchased Assets and the Licensed Assets, free and clear of all Encumbrances. At the Closing, the Buyer will receive legal and beneficial title to all of the Purchased Assets free and clear of all security interests. The Purchased Assets and the Licensed Assets include (i) all of the Patents and other intellectual property related to Indibulin, Indibulin-related NanoSuspension, or the Indibulin Project which the Sellers own or have the right to use, and (ii) all of the other assets owned by the Sellers and related to Indibulin, Indibulin-related NanoSuspension, or the Indibulin Project, in each case necessary, with the exception of any necessary capital equipment, facilities or employee related assets owned by the Sellers, to make, have made, use or sell Indibulin, to use or sell Indibulin-related NanoSuspension and to conduct the Indibulin Project following the Closing in the manner the Sellers engaged in such activities during the thirty (30) days prior to the Closing Date.

3.6  No Third Party Options. Neither of the Sellers is a party to any existing agreements, options, commitments or rights with, of or to any Person to acquire any of such Seller’s assets, properties or rights included in the Purchased Assets or any interest therein.

3.7  Contracts. The Sellers have made available or delivered to the Buyer a complete and accurate copy of each contract and agreement to which a Seller or Baxter Oncology is a party that relates primarily to Indibulin, Indibulin-related NanoSuspension, or the Indibulin Project other than contracts and agreements related to the manufacture of Indibulin-related NanoSuspension. The Contracts include all of the contracts and agreements to which a Seller is a party that relate exclusively to Indibulin, Indibulin-related NanoSuspension (other than with respect to the manufacture of Indibulin-related NanoSuspension), or the Indibulin Project. Each of the Contracts is in full force and effect and is valid and enforceable against all parties thereto in accordance with its terms; the Sellers are, and to the Sellers’ knowledge, all other parties thereto are, in compliance with the provisions thereof; the Sellers are not, and to the Sellers’ knowledge, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein and no condition exists or event has occurred that, with notice or lapse of time would constitute such a default; and each Contract is freely assignable to the Buyer without the consent of any party thereto.

3.8  Regulatory Compliance.

(a)  To the Sellers’ knowledge, the Sellers have delivered to the Buyer true and correct copies of all material written communications between the Sellers or the Third Party manufacturer of Indibulin, on the one hand, and the FDA, the EMEA or any other similar Governmental Authority or any clinical investigator, the investigator’s institution, or the review board for such institution, on the other hand, and any existing written summaries of material discussions between such parties, that describe matters that are material to assessing compliance of the Sellers’ operation of the Indibulin Project or the Third Party manufacturer’s production of Indibulin with the Federal Food, Drug and Cosmetics Act and its implementing regulations and equivalent laws in Europe and other jurisdictions.

(b)  To the Seller’s knowledge, the Sellers’ operation of the Indibulin Project is and has been in compliance in all material respects with all EMEA and other comparable foreign, state and local statutes, rules and regulations, as well as investigator and review board policies and conditions, applicable to the Indibulin Project, including, but not limited to, EMEA and comparable foreign, state and local rules and regulations, as well as the policies and conditions of any clinical investigator, the investigator’s institution or the review board for such institution, relating to clinical investigations, Good Practices, advertising and promotion, adverse drug experience and adverse drug reaction reporting, and all other reporting requirements, as applicable.

(c)  Neither the Sellers nor, to their knowledge, any Third Party manufacturer of Indibulin or Indibulin-related NanoSuspension, is in receipt of written notice of, or is known by the Sellers to be subject to any written, adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action, in each case relating to Indibulin or Indibulin-related NanoSuspension or to the facilities in which Indibulin and Indibulin-related NanoSuspension is developed, manufactured, collected or handled, by any applicable Governmental Authority or by any investigator, investigator institution or institutional review board. There are no pending or, to the Sellers’ knowledge, threatened actions, proceedings or complaints by any applicable Governmental Authority or by any investigator, investigator institution or institutional review board related to the Sellers or any Third Party manufacturer which would prohibit or materially impede the conduct of the Indibulin Project.

(d)  To the Seller’s knowledge, the Sellers have not made any materially false statements on, or material omissions from, any applications, approvals, reports and other submissions to any applicable Governmental Authority by any investigator, investigator institution or institutional review board or in or from any other records and documentation prepared or maintained to comply with the requirements of any applicable Governmental Authority or any investigator, investigator institution or institutional review board relating to Indibulin.

3.9  Intellectual Property.

(a)  The Sellers own the Patents and the Intangible Property Rights.

(b)  The Sellers have the sole and exclusive right to bring actions for infringement, misappropriation or unauthorized use of the Patents. No patents included in the Patents have been adjudicated to be invalid, all patents included in the Patents are valid and in force, and all patent applications included in the Patents are pending (except as noted on Exhibit C) and in good standing. No third person has asserted in writing to the Sellers or, to the Sellers’ knowledge, to any Governmental Authority that any of the Patents owned by the Sellers is invalid or unenforceable. To the Seller’s knowledge, the Sellers have taken all steps reasonably necessary to protect and preserve the confidentiality of the trade secrets and other confidential information included in the Purchased Assets. Neither the Sellers nor, to the Sellers’ knowledge, anyone acting on their behalf in a representative capacity before any patent or other governmental office in connection with the Patents, has any knowledge of any material misrepresentation made to such patent or other governmental office in connection with the procurement of any Patent.

(c)  To the Seller’s knowledge, the conduct of the Indibulin Project does not conflict with, infringe upon, contribute to or induce the infringement of, or misappropriate or violate any patent, trademark, service mark, trade name, copyright, trade secret or other proprietary right of a Third Party. The Sellers have not received notice of a pleading or threatened claim, interference action or other judicial or adversarial proceeding that (i) the development, manufacture, marketing, sale, distribution, promotion and use of Indibulin infringes or would infringe any patent, trademark, service mark, trade name, copyright, trade secret or other proprietary right of a Third Party, or (ii) the Sellers have misappropriated or are misappropriating or otherwise improperly using the trade secrets, formulae or proprietary rights of a Third Party with respect to the development, manufacture or use of Indibulin or Indibulin-related NanoSuspension. To the Sellers’ knowledge, there is no existing or threatened infringement, misuse, violation or misappropriation of the Patents by others. There is no pending or threatened claim by the Sellers against a Third Party for infringement, misuse, violation or misappropriation of the Patents.

(d)  To the Seller’s knowledge, the Sellers have performed the obligations required to be performed by them under the terms of any agreement pursuant to which the Sellers have rights in any Patents, and neither the Sellers nor, to the knowledge of the Sellers, any Third Party is in default under any such agreement.

(e)  The Sellers have not granted to any Third Party a license to commercially use any of the Patents that is in effect as of the date hereof or will be in effect after the Closing Date. The Sellers are not required to pay any royalty or other recurring payment to any third parties in connection with developing, making, having made, using, importing, distributing, offering for sale or selling Indibulin.

3.10  Legal Compliance. To the Seller’s knowledge, the Sellers are in compliance in all material respects with all applicable laws (including rules and regulations thereunder) of any federal or state government, or any Governmental Authority, relating to the Indibulin Project, the Purchased Assets, the Licensed Assets and the uses of the Purchased Assets and the Licensed Assets. The Sellers have not received written notice of any pending action, suit, proceeding, hearing, investigation, claim or demand relating to the Indibulin Project alleging any failure to so comply.

3.11  Permits To the Sellers’ knowledge, no Applicable Permit exists. In the event Sellers or Buyer become aware of an Applicable Permit after the Closing, then, pursuant to Section 2.13, Sellers shall convey such Permit (to the extent necessary to permit Buyer the operation and ownership of Purchased Assets) to Buyer for no further consideration hereunder.

3.12  Brokers’ Fees. The Sellers have no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.13  Taxes. There are no liens for Taxes upon the Purchased Assets except liens relating to current Taxes not yet due and payable. The Sellers shall pay all Taxes that are not yet due and payable but will be due and payable with respect to the period prior to the Closing and for which there are liens on the Purchased Assets.

3.14  Clinical and Scientific Data; Good Practices.

(a)  To the Sellers’ knowledge, the Sellers have made available to the Buyer, regardless of whether or not Buyer has apprised itself of such availability, all laboratory and clinical data, including raw data and reports, created by the Sellers or any Third Party on behalf of the Sellers in connection with Indibulin, Indibulin-related NanoSuspension (other than with respect to manufacturing) and the Indibulin Project, including without limitation data in laboratory notebooks, data relating to product development, all formulation and manufacturing-related data (all of such data to the extent it primarily relates to Indibulin, Indibulin-related NanoSuspension, and the Indibulin Project being referred to as “Scientific Data”).

(b)  The Sellers own, or have rights to use and transfer, all Scientific Data created by the Sellers or any Third Party on behalf of the Sellers in connection with Indibulin, Indibulin-related NanoSuspension and the Indibulin Project

(c)  To the knowledge of the Sellers, (i) the clinical studies conducted, and all Scientific Data created from such studies, by the Sellers in connection with Indibulin, Indibulin-related NanoSuspension, and the Indibulin Project have been conducted, kept and maintained by the Sellers in a manner that complies with Good Practices and, (ii) all clinical studies conducted, and all Scientific Data created in such studies, in connection with Indibulin, Indibulin-related NanoSuspension, and the Indibulin Project by any Third Party on behalf of the Sellers have been conducted, kept and maintained in a manner that complies with Good Practices.

3.15  Inventory. The Inventory delivered by or on behalf of the Sellers to clinical sites for administration to humans in the Sellers’ ongoing clinical trial have been manufactured in accordance in all material respects with Good Practices (except as noted on Exhibit B) and conform with the applicable specifications attached as Exhibit F (the “Specifications”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

As an inducement to the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer hereby represents and warrants to the Sellers as follows:

4.1  Organization and Qualification. The Buyer is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or leasing of its assets or properties requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not prevent or materially delay the ability of the Buyer to perform its obligations hereunder or to consummate the transactions contemplated hereby.

4.2  Corporate Power and Authority; Validity. The Buyer has the corporate power and authority to own, operate and hold its assets and properties. The Buyer has the corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and such other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Buyer. This Agreement, and each of the other Transaction Documents to be executed and delivered by the Buyer have been, duly executed and delivered by the Buyer. This Agreement and each such other Transaction Document constitutes, the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with their respective terms.

4.3  No Conflict. Neither the execution and delivery by the Buyer of this Agreement and the other Transaction Documents to which it is a party, the consummation by the Buyer of the transactions contemplated hereby or thereby, nor the performance by the Buyer of this Agreement and such other Transaction Documents in compliance with the terms and conditions hereof and thereof, will (i) violate, conflict with or result in any breach of its Certificate of Incorporation or bylaws, (ii) require by or on behalf of the Buyer any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, or (iii) violate, conflict with or result in a breach, default or termination (or give rise to any right of termination, cancellation or acceleration of the maturity of any of the obligations of the Buyer or increase or otherwise affect the obligations of the Buyer) or require any notice or consent or waiver under any law, rule, regulation or any governmental permit, license or Order or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument or obligation to which the Buyer is a party or by which the Buyer or any of its assets are bound or affected except in the case of the clause (iii) such violations, conflicts, breaches, defaults and terminations as would not have a material adverse affect on the ability of the Buyer to consummate the transactions contemplated hereby.

4.4  Litigation. There is no Action pending or, to the knowledge of the Buyer, threatened against the Buyer which would reasonably be expected to result in the prohibition of the Closing of the transactions contemplated hereby. There are no outstanding Orders prohibiting the transactions contemplated hereby.

ARTICLE V

POST-CLOSING COVENANTS

The Sellers and the Buyer hereby covenant and agree as follows:

5.1  Certain Post-Closing Covenants. With respect to the period following the Closing, in the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Purchased Assets, the other party shall cooperate with such party’s counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending party, unless the contesting or defending party is entitled to indemnification therefor under Article VI hereof.

5.2  Further Assurances. The Sellers from time to time after the Closing, at the Buyer’s reasonable request, will execute, acknowledge and deliver to the Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as the Buyer may reasonably require in order to vest more effectively in the Buyer, or to put the Buyer more fully in possession of, any of the Purchased Assets. Each of the parties hereto will cooperate with the other and execute and deliver to the other party hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

5.3  Availability of Records. After the Closing, the Sellers shall make available to the Buyer and its Affiliates, agents and representatives during normal business hours upon reasonable advanced notice and in a manner that does not cause unreasonable disruption to the conduct of the business of the Sellers, all information, records and documents in its possession relating primarily to Indibulin, Indibulin-related NanoSuspension (other than with respect to manufacturing), and/or the Indibulin Project that was not transferred to the Buyer, for all periods prior to Closing and shall preserve all such information, records and documents for one (1) year following the Closing. The Sellers shall also make available to the Buyer, at Buyer’s cost, during normal business hours, when reasonably requested, personnel responsible for preparing or maintaining information, records and documents, in connection with Tax matters, governmental contracts, litigation or potential litigation, each as it relates to Indibulin, Indibulin-related NanoSuspension (other than with respect to manufacturing), the Purchased Assets, the Licensed Assets or the Indibulin Project prior to the Closing Date.

5.4  Tax Matters; Bulk Sales.

(a)  Tax Matters. After the Closing Date, the Buyer and the Sellers shall cooperate in filing of any Tax returns or other Tax-related forms or reports, to the extent such filing requires providing each other with necessary relevant records and documents relating to the Purchased Assets, or providing reasonable access to employees. The Buyer and the Sellers shall cooperate in the same manner: (i) in defending or resolving any Tax audit, examination or Tax-related litigation relating to the Purchased Assets; and (ii) to minimize any transfer, sales and use Taxes and notary and registry fees and recording costs.

(b)  Bulk Sales Laws. The Sellers and the Buyer waive compliance with bulk sales laws in connection with the sale of the Purchased Assets.

5.5  Restriction on Competition. The Sellers hereby represent and warrant that as of the Closing Date neither the Sellers nor any of their Affiliates are engaged in the research or development of any proprietary tubulin binding agent (a “Tubulin Binding Agent Program”). For the avoidance of doubt, the term “Tubulin Binding Agent Program” shall (x) only encompass those active pharmaceutical agents that are proprietary and are not yet approved for marketing by a Governmental Authority and (y) not encompass proprietary formulations of tubulin binding agents, wherein the agents have been approved for marketing by a Governmental Authority. During the three-year period commencing upon the Closing Date, the Sellers and their Affiliates shall not (i) acquire any Person or all or substantially all of the assets of any Person that is engaged in a Tubulin Binding Agent Program if such Program is the primary or lead program or product of such Person and (ii) in-license or otherwise acquire a Person’s Tubulin Binding Agent Program other than through an acquisition of a Person or all or substantially all of the assets of person that is not prohibited by clause (i). Notwithstanding the foregoing, the restrictions on competition under this Section 5.5 shall not, in any way, restrict Sellers from engaging in formulation, packaging or any other activity related to pharmaceutical agents in collaboration with a Third Party owner or licensee of a tubulin binding agent.

5.6  Patent Maintenance.

(a)  Buyer to Manage Patents. Buyer shall be responsible for, and use reasonable discretion in, the filing, prosecution and maintenance (“Management”) of Patents. At a minimum, Buyer shall file, prosecute and maintain Patents in the U.S., Germany, France, United Kingdom, Belgium, Netherlands, Spain, Italy, Australia, China, Mexico, Korea, Canada, Brazil and Japan. Each party agrees to cooperate with the other with respect to the preparation, filing, prosecution and maintenance of patents and patent applications pursuant to this Section 5.6.

(i)  Step-In Rights by Sellers. In the event Buyer determines to abandon or not to continue with any Management of a Patent, it shall provide Sellers with at least sixty (60) days prior written notice of such determination. Sellers, in their discretion, may elect to assume the Management of such Patent (an “Assumed Patent”), at Seller’s sole expense; provided, however, Assumed Patents shall remain the sole property of Buyer.

ARTICLE VI

INDEMNIFICATION

6.1  Survival. All representations and warranties contained in this Agreement or in any of the other Transaction Documents furnished in connection with this Agreement, or the transactions contemplated hereby or thereby, shall survive the Closing and any investigation at any time made by or on behalf of any party for a period of two (2) years following the Closing Date provided, however, (i) the representations and warranties contained in Section 3.13 shall survive for sixty (60) days beyond the applicable statute of limitations (ii) the representations and warranties of the Sellers contained in Sections 3.1, 3.2 and 3.3 and of the Buyer contained in Sections 4.1, 4.2 and 4.3 shall survive the Closing and the consummation of the transactions contemplated hereby without limitation. If an indemnification claim under Section 6.2(a) or Section 6.2(b) is properly asserted in writing pursuant to Section 6.3 prior to the expiration as provided in this Section 6.1 of a representation or warranty that is the basis for such claim, then such representation or warranty shall survive until, but only for the purpose of, the resolution of such claim.

6.2  Indemnification.

(a)  By the Sellers. Subject to the terms and conditions of this Article VI, the Sellers, jointly and severally, shall indemnify and hold harmless the Buyer and its officers, directors, employees, agents, representatives and Affiliates and its successors and assigns (collectively, “Buyer Indemnified Parties”) from, against and with respect to any claim, liability, obligation, loss, fine, penalty, damage, assessment, judgment, cost and expense (including reasonably attorneys’, consultants’ and accountants’ fees and costs and expenses reasonably incurred in investigating or defending against any pending or threatened Action) of any kind or character (collectively, the “Damages”), which any Buyer Indemnified Party incurs or suffers either directly or in connection with a Third Party claim to the extent arising out of or based upon:

(i)  Any breach of any representation or warranty of the Sellers contained in this Agreement or any of the other Transaction Documents;

(ii)  Any failure by the Sellers to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it under this Agreement or any other Transaction Document;

(iii)  The Sellers’ ownership and operation of the Purchased Assets and the Licensed Assets prior to the Closing Date, including the conduct of the Indibulin Project and including without limitation any product liability or similar claim for injury which injury (x) results from the conduct of the Indibulin Project prior to the Closing Date, or (y) arises on or after the Closing Date but prior to the first dosing of Indibulin or Indibulin-related Nansuspension to the injured Person following the Closing and does not arise from the treatment of the injured Person on or after the Closing Date;

(iv)  Any liabilities or obligations under the Contracts to the extent arising or occurring prior to the Closing, in each case whether asserted prior to or after the Closing Date;

(v)  Any liability or obligation in connection with any employee of the Sellers or its Affiliates;

(vi)  Any liability or obligation in connection with the German Inventor’s Payment or under the German Inventor Remuneration Law referred to in the definition of the German Inventor’s Payment set forth herein; and

(vii)  Any failure of the Sellers to pay, perform or discharge any Excluded Liabilities.

(b)  By the Buyer. Subject to the terms and conditions of this Article VI, the Buyer shall indemnify and hold harmless the Sellers and their officers, directors, employees, agents, representatives and Affiliates and their successors and assigns (collectively, “Seller Indemnified Parties”) from, against and with respect to any Damages, which any Seller Indemnified Party incurs or suffers either directly or in connection with a Third Party claim, to the extent arising out of or based upon:

(i)  Any breach of any representation or warranty of the Buyer contained in this Agreement or any of the other Transaction Documents;

(ii)  Any failure by the Buyer to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it under this Agreement or any other Transaction Documents;

(iii)  The Buyer’s ownership and operation of the Purchased Assets and the Licensed Assets from and after the Closing Date, including without limitation the use, manufacture or sale of Indibulin or the use or sale of Indibulin-related Nanosuspension, or any product liability or similar claim for injury which injury arises from any dosing of Indibulin or Indibulin-related Nansuspension to the injured Person following the Closing or any treatment of the injured Person on or after the Closing Date; provided, however, that the Buyer shall not indemnify any Seller Indemnified Parties to the extent that the damages under this clause (iii) arise out of or are based upon an event for which Buyer is entitled to indemnification under Section 6.2(a)(i) or (ii); and

(iv)  Any failure of the Buyer to pay, perform or discharge any Assumed Liability.

6.3  Claims for Indemnification.

(a)  Third Party Claims. In order to seek indemnification under this Article VI, an Indemnified Party shall deliver a notice to the Indemnifying Party. In the case of an Action relating to a Third-Party claim (a “Third Party Action”), an Indemnified Party shall give written notification to the Indemnifying Party of the commencement (or threatened commencement) of any Third Party Action. Such notification shall be given as soon as practicable after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed Damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay or failure. Within twenty (20) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that the Indemnifying Party may not assume control of the defense of any Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense with counsel reasonably satisfactory to the Indemnifying Party. The non-controlling party may participate in such defense at its own expense. The controlling party shall keep the non-controlling party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the non-controlling party with respect thereto. The non-controlling party shall furnish the controlling party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the controlling party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 6.3. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b)  Procedure for Other Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article VI which is not subject to Section 6.3(a) shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages. Within twenty (20) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (I) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), or (II) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within sixty (60) days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to litigate such dispute or to take such other actions, as they may deem appropriate.

(c)  Notwithstanding anything contained herein to the contrary, the amount of any Damages incurred or suffered by an Indemnified Party shall be calculated after giving effect to: (i) any insurance proceeds actually received by the Indemnified Party (or any of its Affiliates) with respect to such Damages and (ii) any recoveries obtained by the Indemnified Party (or any of its Affiliates) from any other Third Party. Each Indemnified Person shall exercise its commercially reasonable efforts to obtain such proceeds, benefits and recoveries. If any such proceeds, benefits or recoveries are received by an Indemnified Party (or any of its Affiliates) with respect to any Damages after the Indemnified Party (or any Affiliate) has received the benefit of any indemnification hereunder with respect thereto, the Indemnified Party (or such Affiliate) shall pay to the Indemnifying Party the net amount of such proceeds, benefits or recoveries, after deduction of any deductible or amount incurred by the Indemnified Party (or any of its Affiliates) in connection with the collection thereof (up to the amount of the Indemnifying Party’s payment).

(d)  Upon making any payment to an Indemnified Person in respect of any Damages, the Indemnifying Person will, to the extent of such payment, be subrogated to all rights of the Indemnified Person (and its Affiliates) against any Third Party in respect of the Damages to which such payment relates. Such Indemnified Person (and its Affiliates) and Indemnifying Person will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

6.4  Exclusive Remedy. Following the Closing, except with respect to claims for fraud or for equitable relief, and claims for specific performance of the covenants and obligations of the other party under this Agreement, claims for indemnification pursuant to this Article VI, shall be the sole and exclusive remedies for claims and damages available to the Sellers, the Buyer and their respective Affiliates arising out of or relating to this Agreement and the purchase and sale of the Purchased Assets or any certificate or document delivered in connection herewith.

6.5  Limitation on Liability. Notwithstanding this Article VI or any other provision of this Agreement, neither the Sellers nor the Buyer shall be liable under this Agreement for any special, indirect, consequential or punitive damages except to the extent that the liability for such damages arises out of a Third Party Action. Except for specific performance claims relative to Sellers’ obligations to assign to Buyer the Purchased Assets and liabilities that arise out of a Third Party Action, neither party shall be liable to the other under this Agreement for any Damages in the aggregate that exceed with respect to such party, an amount equal to the Initial Payment.

ARTICLE VII

MISCELLANEOUS

7.1  Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telecopy or facsimile transmission, (iii) sent by recognized overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid:

If to the Sellers:	Baxter Healthcare S.A. Hertistrasse 2, CH-8304 Wallisen, Switzerland Attn: General Manager Fax: +41 44 878 64 77
Baxter International Inc. One Baxter Parkway Deerfield, IL 60015 Attn: Corporate Vice President & General Counsel Fax: 847.948.2450
Baxter Oncology GmbH Kantstrasse 2 33790 Halle/Westfalen Germany Attn: Corporate Counsel Fax: +49 -5201-711-2546
If to the Buyer:	ZIOPHARM Oncology, Inc 1180 Avenue of the Americas New York, NY 10036 Attn: Jonathan Lewis, MD, PhD Chief Executive Officer and Executive Chairman Fax: 203 848 6007
With a copy to:	ZIOPHARM Oncology, Inc 197 Eighth Street, Suite 300 Charlestown, MA 02129 Attn: Bob Newman, Senior Vice President, Business and Development Operations Fax: 617 241 2855

All notices, requests, consents and other communications hereunder shall be deemed to have been received (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above or as so designated, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

7.2  Entire Agreement. The Transaction Documents collectively embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the Transaction Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

7.3  Modifications and Amendments. The terms and provisions of this Agreement may be amended, modified, supplemented or waived only by written agreement executed by all parties hereto.

7.4  No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a wavier of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

7.5  Assignment. Neither party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a party may make such an assignment without the other party’s consent to one or more of its Affiliates or in connection with the sale of all or substantially all of the stock or assets of the party or any merger, consolidation or similar transaction involving the party. Any permitted successor or assignee of rights and/or obligations hereunder shall, in writing to the other party, expressly assume performance of such rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning party. Any assignment or attempted assignment by either party in violation of the terms of this Section 7.5 shall be null and void and of no legal effect.

7.6  Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted successors and assigns, and nothing in this Agreement, express or implied, (i) is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, or (ii) shall be construed to create any rights or obligations except among the parties hereto, and no Person shall be regarded as a third-party beneficiary of this Agreement; provided that the provisions of Article VI shall be enforceable by, and inure to the benefit of, the Person entitled to the benefit thereunder.

7.7  Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal law of the State of Illinois, without giving effect to the conflicts of law principles thereof.

7.8  Severability. In the event that any court of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court determines it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall determine that any such provision, or potion thereof, is wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

7.9  Interpretation. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

7.10  Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

7.11  Enforcement. Each of the parties hereto acknowledges and agrees that the rights acquired by each party hereunder are unique and that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the other party were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedy to which the parties hereto are entitled at law or in equity, each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions hereof in any federal or state court of competent jurisdiction.

7.12  Expenses. Each of the parties hereto shall pay its own fees and expense (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

7.13  Publicity. Neither party shall make any public announcement concerning this Agreement without the prior written consent of the other party, unless counsel to such party advises that such announcement or statement is required by law (including applicable stock exchange rule). In the case of an announcement required by law, the other party shall be advised in advance and both parties shall use good faith efforts to cause a mutually agreeable announcement to be issued in a timely basis, subject to the disclosing party’s legal requirements.

7.14  Confidentiality. From and after the Closing, each party shall hold, and shall cause its respective Affiliates, auditors, attorneys, financial advisor, bankers and other consultants and advisors, to hold, in strict confidence all information and data concerning the other party, Indibulin, Indibulin-related NanoSuspension, the Indibulin Project, the Purchased Assets and the Licensed Assets, furnished to it by the other party or such other party’s representatives pursuant to this Agreement or the Confidential Disclosure Agreement dated as of April 12, 2006 between the party (which agreement shall terminate upon the date of this Agreement with all Confidential Information thereunder being subject to this Agreement. Such information and data shall include, without limitation, any trade or business secrets and any technical or business materials, including information (whether in written, oral or machine-readable form) concerning: general business operations; methods of doing business, servicing clients, client relations, and of pricing and making charge for services and products; financial information, including costs, profits and sales; marketing strategies; business forms developed; names of suppliers, personnel, customers, clients and potential clients; negotiations or other business contact with suppliers, personnel, customers, clients and potential clients; form and content of bids, proposals and contracts; internal reporting methods; technical and business data, documentation and drawings; software programs, however embodied; inventions; diagnostic techniques; and information obtained by or given to the parties about or belonging to third parties. To the extent that any such information or data was transferred to the Buyer as part of the Purchased Assets under this Agreement, such information and data shall be deemed to be information and data of the Buyer.

7.15  Confidentiality of this Agreement. Neither the Sellers or the Buyer nor their representatives, will, without the prior written consent of the other party, other than to its employees, their officers, its Affiliates and/or its agents, disclose to any person any of the terms or conditions of this Agreement; provided, however, that notwithstanding the foregoing, the Sellers or the Buyer may disclose the terms or conditions of this Agreement to the extent such disclosure is reasonably necessary to (a) comply with or enforce any of the provisions of this Agreement, (b) comply with applicable laws, or (c) comply with applicable stock exchange regulation, New York Stock Exchange regulation, Nasdaq regulation or Securities and Exchange Commission rule or regulation. To the extent that either party determines that it is required to file this Agreement to comply with the requirements of an applicable stock exchange regulation, New York Stock Exchange regulation, Nasdaq regulation or SEC rule or regulation, such party shall give at least three (3) days advance written notice of any such required disclosure to the other party, and to the extent the other party so requests it within such three (3) day period, prior to making any such filing shall consult with the other party with respect thereto regarding confidentiality.

7.16  Interpretation. Unless the context otherwise requires, words defined herein in the singular include the plural and words defined herein in the plural include the singular. “Include,” “includes” or “including” shall in all places mean including, but not limited to. The use of the masculine or any other pronoun herein when referring to any Person is for convenience only and shall be deemed to refer to the particular Person intended regardless of the actual gender of such Person or whether such Person is a corporation or other entity.

7.17  Counterparts. This Agreement may be executed in one or more counterparts, each of which deemed an original, but all of which together shall constitute one and the same instrument.

7.18  Facsimile/Scanned Signatures. For purposes of this Agreement and any other Transaction Documents required to be delivered pursuant to this Agreement, facsimiles of, or scanned, signatures shall be deemed to be original signatures. In addition, if any of the parties sign facsimile or scanned copies of this Agreement or any of the other Transaction Documents, such copies shall be deemed originals.

In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written.

SELLERS: BAXTER HEALTHCARE S.A.
By: /s/ Robert J. Hombach Name: Robert J. Hombach Title: VP Finance Europe
BAXTER INTERNATIONAL INC.
By: /s/ Rob Burns Name: Rob Burns Title: CVP, CFO

BAXTER ONCOLOGY, INC.
By: /s/ Phillip Saame Name: Philipp Saame Title: Senior Counsel

BUYER: ZIOPHARM ONCOLOGY, INC.
By: /s/ Jonathan Lewis Name: Jonathan Lewis Title: Chief Executive Officer